Exhibit 10.9
FIRST AMENDMENT TO THE
FIRSTMERIT CORPORATION
AMENDED AND RESTATED 2006 EQUITY PLAN
     This First Amendment (this “Amendment”) to the FirstMerit Corporation Amended and Restated 2006 Equity Plan (the “Plan”) is effective as of November 20, 2008.
     WHEREAS, FirstMerit Corporation (the “Company”) previously adopted the Plan; and
     WHEREAS, pursuant to Section 13.00 of the Plan, the Company desires to amend the Plan.
     NOW, THEREFORE, the Plan is hereby amended as follows:
1. Section 12.02 of the Plan is hereby deleted in its entirety and the following is substituted therefor:
Effect of Code §280G. Unless specified otherwise in the Award Agreement or in another written agreement between the Participant and the Company or a Related Entity executed simultaneously with or before any Change in Control, if the sum (or value) of the payments pursuant to Section 12.01 constitute an “excess parachute payment” as defined in Code §280G(b)(1) when combined with all other parachute payments attributable to the same Change in Control, the Company or other entity making the payment (“Payor”) will reduce the Participant’s benefits under this Plan so that the Participant’s total “parachute payment” as defined in Code §280G(b)(2)(A) under this Plan, an Award Agreement and all other agreements will be $1.00 less than the amount that otherwise would generate an excise tax under Code §4999. Any reduction pursuant to Section 12.02[2] shall be made in accordance with Code §409A and the Treasury Regulations promulgated thereunder.
     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer effective as of the date set forth above.

FIRSTMERIT CORPORATION

/s/ Christopher J. Maurer
Printed Name: Christopher J. Maurer
Its: Executive Vice President – H.R.